Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 23, 2009	Contact:	Helen W. Cornell
Executive Vice President, Finance and CFO
(217) 228-8209
GARDNER DENVER, INC. REPORTS PRELIMINARY FIRST QUARTER 2009 FINANCIAL RESULTS
First Quarter Highlights:
•	Preliminary Diluted Earnings Per Share (“DEPS”), which do not include a pending non-cash charge for impairment of intangible assets, were $0.47 for the first quarter of 2009, including expenses for profit improvement initiatives and non-recurring items that reduced DEPS by $0.11.

•	Profit improvement projects are being implemented on schedule.

•	Cash provided by operating activities exceeded $55 million for the quarter.

•	Inventory reductions generated more than $7 million in cash provided by operations in the first quarter of 2009.
QUINCY, IL (April 23, 2009) – Gardner Denver, Inc. (NYSE: GDI) announced that revenues and preliminary operating income for the three months ended March 31, 2009 were $462.5 million and $37.2 million, respectively, and preliminary net income and diluted earnings per share (“DEPS”) were $24.5 million and $0.47, respectively. The first quarter of 2009 included expenses for profit improvement initiatives and non-recurring items that reduced DEPS by $0.11 and a reduction of income tax expense due to the favorable resolution of certain tax matters that increased DEPS by $0.07. The preliminary results reported in this press release do not include a non-cash charge for impairment of intangible assets in the Company’s Industrial Products Group discussed in more detail below, as the full impact of the charge has not yet been determined.
Revised Reportable Segment Composition
Effective January 1, 2009, the Company reorganized its five former operating divisions into two major product groups: the Industrial Products Group and the Engineered Products Group. The Industrial Products Group includes the former Compressor and Blower Divisions, plus the multistage centrifugal blower operations formerly managed in the Engineered Products Division. The Engineered Products Group is composed of the former Engineered Products, Thomas Products and Fluid Transfer Divisions. These changes were designed to streamline operations, improve organizational efficiencies and create greater focus on customer needs.
The 2008 reportable segment results included in this press release have been recast to conform to the current presentation. The Company furnished unaudited selected pro forma segment results for each quarter of the year ended December 31, 2008 and for the years ended December 31, 2008, 2007 and 2006 in a Current Report on Form 8-K to the Securities and Exchange Commission on April 23, 2009.

Intangible Asset Impairment
On April 20, 2009, the Company determined that a non-cash impairment charge will be required to reduce the carrying value of certain intangible assets in the Company’s Industrial Products Group. The Company currently estimates the consolidated pre-tax charge to be in the range of $225 to $300 million. Under accounting principles generally accepted in the U.S. (“GAAP”), the Company is required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. Impairment assessment under GAAP requires that the Company consider, among other factors, differences between the current book value and estimated fair value of its net assets, and comparison of the estimated fair value of its net assets to its current market capitalization. The Company determined that an interim assessment after the first quarter of 2009 was appropriate due to the significant decline in order rates for products of the Industrial Products Group, the uncertain outlook regarding when such order rates might return to levels and growth rates experienced in recent years and the sustained decline in the price of the Company’s common stock through March 31, 2009. The Company is currently conducting the extensive financial analysis and asset valuations necessary to determine the amount of the charge and record it appropriately at all of the Company’s affected subsidiaries. The preliminary operating results reported in this press release do not include an amount for the charge, but an estimated charge will be recorded and reported by the Company in its quarterly report on Form 10-Q for the period ended March 31, 2009. The Company currently expects to finalize its impairment analysis during the fiscal quarter ending June 30, 2009 and, upon its completion, there could be a material adjustment to the estimated charge to be recorded by the Company for the fiscal quarter ended March 31, 2009. Prior to the adjustment relating to the charge, the carrying value of the net assets of the Industrial Products Group was approximately $1,035 million as of March 31, 2009.
While the intangible asset impairment charge will reduce reported operating income under GAAP, it will be non-cash in nature and will not affect the Company’s liquidity, compliance with debt covenants or cash provided by operating activities.
CEO’s Comments Regarding Results
“We were encouraged that the rate of decline in demand for our Industrial Products appeared to stabilize during the first quarter of 2009,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “For the quarter, orders in this group were less than the first quarter of 2008 in all major product lines but generally consistent with the order rates we experienced in the latter part of the fourth quarter of 2008. We experienced some order cancellations, particularly in products sold for printing applications, as our customers reassessed their demand forecasts. All such cancellations are reflected in our orders (which are reported net of cancellations) and backlog reported for the first quarter of 2009.

“Demand for Engineered Products was very mixed in the first quarter of 2009. Compared to the fourth quarter of 2008, orders for products used in North American OEM applications improved significantly, primarily due to upcoming changes in government reimbursements for home healthcare equipment that provided customers an incentive to purchase such equipment before the changes take effect. However, as expected, lower energy prices led to significant reductions in demand for petroleum pumps and also resulted in some order cancellations and customer-requested delays for engineered packages destined for alternative fuel applications, such as tar sands. Although quotation activity for engineered packages remained relatively steady during the quarter, orders in the second quarter will be an important indicator of revenue opportunities for this product group in the second half of 2009.
“The integration of the CompAir acquisition continues on track and we believe we are beginning to realize the benefit of our combined channels of distribution and supply chain leverage. Our other profit improvement projects are also on plan. In January, we began the consolidation of two German manufacturing operations. Earlier this month, we announced the consolidation of manufacturing in Wisconsin and Louisiana. These projects are part of seven facility consolidation projects we have initiated since September 2008. We believe that upon the completion of our profit improvement activities in early 2010, we will have a leaner manufacturing footprint but will still be well-positioned to satisfy increases in end market demand when macroeconomic conditions improve. We will continue to proactively identify and evaluate further cost reduction and rationalization projects, with a goal of maintaining manufacturing capacity after the facility consolidation projects through the expansion of our lean manufacturing initiatives.
“Our knowledge and implementation of lean continues to build momentum, and we are seeing benefits through inventory reduction and improved cash flows, which we are using primarily to repay debt and strengthen the Company’s liquidity position. The progress that we have made in implementing lean contributed significantly to our $55 million in cash provided by operating activities in the first quarter of 2009. This compares to $65 million in the same period of 2008, when revenue levels were considerably higher.
“We believe our lean initiatives and profit improvement efforts will lead to operating margin improvements beginning in 2010 and improved manufacturing flexibility so that we are able to respond more quickly to changes in customers’ requirements. In order to achieve these goals, we need to increase velocity in our production and business processes and reduce lead times, which should result in less work-in-process inventory and improved inventory turnover.”
Outlook
Commenting on the global demand environment, Mr. Pennypacker stated, “Our limited visibility into future demand trends in key end market segments creates an unusual level of uncertainty and variability in our financial outlook. Orders for our products serving industrial end market segments remained weak in the first quarter, especially in the U.S. and Europe. Demand for these products tends to correlate with the level of manufacturing capacity utilization. The continued contraction in capacity utilization in the U.S. and Europe has resulted in declining demand for capital equipment such as blowers and compressor packages. As a result of our expectation for on-going weak economic conditions, we anticipate demand for industrial products to remain relatively low for the remainder of 2009 and we remain cautious in our outlook. When demand begins to recover, we expect to initially see increased orders for aftermarket parts and shorter lead-time products that are more susceptible to swings in the economy, such as those that serve light industry and Class 8 trucks and OEM products for medical and environmental applications. At this point, we have not yet seen signs of that demand improving.
“Revenues for Engineered Products depend more on existing backlog levels than revenues for Industrial Products. Although we expect orders for Engineered Products to decline through the balance of 2009, shipments from current backlog provide slightly better visibility than exists in our outlook for Industrial Products.
“Orders for petroleum and industrial pumps continued to fall in the first quarter as a result of declining energy prices and the related reduction in rig count in North America. We expect revenues for this business unit to decline through the balance of the year and at present, we are uncertain how long petroleum pump orders will remain at these depressed levels. However, management has identified opportunities to increase aftermarket sales, which could help mitigate the lower demand for new pumps.
“We continue to streamline our organizational structure and reduce costs as we execute business process improvements identified through the implementation of the Gardner Denver Way. We expect to record profit improvement charges of $9 million in the second quarter and $17 million in the second half of 2009 for these cost reduction initiatives. The cost of these projects does not reflect the potential receipt of government-funded incentives to facilitate the relocation of equipment and personnel and employee training and development."
Mr. Pennypacker stated, “Based on the uncertain economic outlook, our existing backlog and cost reduction plans, we are projecting full-year 2009 DEPS, excluding profit improvement costs and impairment charges, to be in a range of $2.30 to $2.70. Including estimated profit improvement costs (primarily consisting of severance expense), but excluding impairment charges, the full-year 2009 DEPS is expected to be in a range of $1.84 to $2.24. Actual profit improvement costs incurred in 2009 will depend on, among other things, the length and severity of the current economic downturn and the availability of government-funded incentives to partially offset the cost of relocating equipment and personnel. Acquisitions completed in 2008 are expected to generate cash in 2009, but not materially impact DEPS. The second quarter DEPS, excluding profit improvement costs and impairment charges, is expected to be in a range of $0.50 to $0.60. Including profit improvement costs, but excluding impairment charges, the second quarter DEPS is expected to be in a range of $0.38 to $0.48. The full-year DEPS guidance excludes the impact of the expected impairment charge discussed earlier, as the after-tax amount of the charge is not currently known. The effective tax rate assumed in the DEPS guidance for the remainder of 2009 is 29.5 percent, which does not include any potential impact from impairment charges.”
Mr. Pennypacker noted, “Cash flow provided by operations in the first quarter was enhanced by working capital reductions. We expect this trend to continue through the balance of 2009, which should result in significant reductions in debt and continued strengthening of the Company’s balance sheet. The improvements we continue to make to our businesses, including the CompAir integration, profit improvement activities and other lean initiatives, are expected to continue to improve our cash generating ability over the long term.”
The Company invested approximately $9.0 million in capital expenditures during the three-month period of 2009, compared to $9.6 million in the same period of 2008. Depreciation and amortization expense was $16.7 million for the three months ended March 31, 2009, compared to $14.9 million in the three-month period of 2008. Capital spending is expected to be approximately $60 million to $70 million in 2009, and includes the acquisition of certain facilities currently leased by subsidiaries we acquired in the CompAir acquisition.
Upon the completion of the CompAir acquisition in October 2008, the Company’s debt to total capital was approximately 33 percent. At March 31, 2009, this ratio had declined to approximately 30 percent. The Company’s cash balance also increased by $12 million in the first quarter of 2009. In March, Standard & Poor’s Ratings Services (S&P) raised its long-term corporate credit rating on Gardner Denver by one notch to ‘BB’ from ‘BB-’, as a result of the Company’s consistent cash flow generation profile and disciplined balance sheet management. Gardner Denver was the only ratings upgrade published by S&P on firms in their U.S. Capital Goods industry practice in the first quarter of 2009.
First Quarter Results
Revenues decreased $33.2 million (7 percent) to $462.5 million for the three months ended March 31, 2009, compared to the same period of 2008. Industrial Products segment revenues increased 3 percent for the three-month period of 2009, compared to the previous year, due to the incremental effect of acquisitions, partially offset by lower volume attributable to the global economic slowdown and unfavorable changes in foreign currency exchange rates. Orders for this business segment decreased 10 percent in the three months ended March 31, 2009, when compared with the same period of 2008, despite the addition of acquired businesses, reflecting significant declines in demand on a global basis and unfavorable changes in foreign currency exchange rates.
Engineered Products segment revenues decreased 16 percent for the three months ended March 31, 2009, compared to the same period of 2008, primarily due to lower volume in most product lines and unfavorable changes in foreign currency exchange rates. The most significant volume reduction in Engineered Products occurred in loading arms because a large shipment of liquid natural gas and compressed natural gas loading arms destined for South America in the first quarter of 2008 was not completely offset by a smaller shipment of similar products in 2009. Orders for

Engineered Products decreased 41 percent in the first quarter, compared with the same period of 2008, due to lower demand for essentially all product lines and unfavorable changes in foreign currency exchange rates. See “Selected Financial Data Schedule” at the end of this press release.
Gross profit decreased $20.7 million (13 percent) to $140.6 million for the three months ended March 31, 2009, compared to the same period of 2008, primarily as a result of volume reductions and unfavorable product mix attributable to the acquisition of CompAir, since the gross profit as a percentage of revenues for this business is currently less than the Company’s average. Gross profit as a percentage of revenues declined to 30.4 percent in the three-month period of 2009, from 32.5 percent in the same period of 2008, due primarily to unfavorable product mix, and the loss of volume leverage and fixed cost absorption as production levels declined, partially offset by the benefits of operational improvements and cost reductions.
Selling and administrative expenses increased $8.0 million to $94.6 million in the three-month period ended March 31, 2009, compared to the same period of 2008, due to acquisitions ($22.6 million), partially offset by cost reductions ($7.4 million) and favorable changes in foreign currency exchange rates ($7.2 million). As a percentage of revenues, selling and administrative expenses increased to 20.5 percent for the three-month period ended March 31, 2009, compared to 17.5 percent for the same period of 2008, as a result of the acquisition of CompAir, which currently operates with higher selling and administrative expenses as a percentage of revenues than the legacy Gardner Denver businesses, and the reduced leverage resulting from lower revenues.
Other operating expenses, net increased $10.1 million to $8.9 million in the three months ended March 31, 2009, compared to the same period of 2008, primarily as a result of $7.9 million in costs associated with profit improvement initiatives, non-recurring expenses and a reduction in gains on foreign currency transactions ($1.6 million).
Preliminary operating income, as adjusted to exclude the impact of expenses incurred for profit improvement initiatives and non-recurring items (“Adjusted Operating Income”) for the three-month period ended March 31, 2009 was $45.3 million. Preliminary DEPS, as adjusted for the impact of profit improvement initiatives, non-recurring items and the favorable resolution of certain tax matters (“Adjusted DEPS”) for the three-month period ended March 31, 2009 were $0.51. Adjusted Operating Income, on a consolidated and segment basis and Adjusted DEPS are both financial measures that are not in accordance with GAAP. See “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes excluding these expenses and adjustments from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing financial analysis that is consistent with financial models developed by investors and research analysts and provides management with a more accurate measurement of business units’ operating performance and in determining compensation.

Preliminary Adjusted Operating Income for the Industrial Products segment in the first quarter of 2009 was $4.5 million and preliminary segment Adjusted Operating Income as a percentage of revenues was 1.8 percent. Preliminary segment operating income(1), as reported under GAAP, for the Industrial Products segment for the three months ended March 31, 2009 was $2.9 million and preliminary segment operating income as a percentage of revenues (segment operating margin(1)) declined to 1.1 percent, compared to 10.1 percent in the same period of 2008. The decline in segment operating margin was due primarily to the lower volume discussed above. In addition, costs associated with profit improvement initiatives and non-recurring expenses reduced preliminary segment operating income by $1.6 million and preliminary segment operating margin by 0.7 percentage points. Financial results of acquisitions reduced preliminary segment operating income by $0.1 million and preliminary segment operating margin by 0.8 percentage points. See the “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Adjusted Operating Income for the Engineered Products segment for the first quarter of 2009 was $40.8 million and segment Adjusted Operating Income as a percentage of revenues was 19.5 percent. Segment operating income(1), as reported under GAAP, for the Engineered Products segment for the three months ended March 31, 2009 was $34.2 million and segment operating margin(1) was 16.4 percent, compared to 20.5 percent in the same period of 2008. Segment operating margin was impacted by costs associated with profit improvement initiatives and non-recurring expenses, which reduced segment operating income by $6.5 million and segment operating margin by 3.1 percentage points, and the volume reduction discussed previously. See the “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The provision for income taxes for the three months ended March 31, 2009 decreased $14.5 million to $5.2 million, compared to the same period of 2008, primarily due to lower income before income taxes and the favorable resolution of certain tax matters ($3.6 million). The effective tax rate for the three-month period of 2009 was 17.6 percent, which does not include any potential impact from impairment charges, compared to 28.0 percent for the comparable period of 2008.
Preliminary net income for the three months ended March 31, 2009 decreased $26.4 million (52 percent) to $24.5 million, compared to $50.9 million in same period of 2008. The deterioration was primarily due to costs associated with the profit improvement initiatives, lower gross profit and unfavorable changes in foreign currency exchange rates, as discussed previously.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by use of forward-looking terminology such as “could,” “anticipate,” “expect,” “believe,” “will,” “project,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2008, and its subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three-month periods ended March 31, 2009 and 2008 follow.
Gardner Denver will broadcast a conference call to discuss results for the first quarter of 2009 on Friday, April 24, 2009 at 9:30 a.m. Eastern Time through a live webcast. There will be an accompanying presentation posted to Gardner Denver’s website (www.GardnerDenver.com) prior to the conference call. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2008 revenues of approximately $2.0 billion, is a leading worldwide manufacturer of screw, vane and reciprocating compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.GardnerDenver.com).

(1)	Segment operating income (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income to consolidated operating income and consolidated income before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended
	March 31,
	Preliminary		%
	2009	2008	Change
Revenues	$462,480	$495,670	(7)
Cost of sales	321,869	334,344	(4)

Gross profit	140,611	161,326	(13)
Selling and administrative expenses	94,583	86,619	9
Other operating expense (income), net	8,873	(1,241)	NM

Operating income	37,155	75,948	(51)
Interest expense	7,657	5,600	37
Other income, net	(188)	(241)	(22)

Income before income taxes	29,686	70,589	(58)
Provision for income taxes	5,227	19,730	(74)

Net income	$24,459	$50,859	(52)

Basic earnings per share	$0.47	$0.96	(51)

Diluted earnings per share	$0.47	$0.95	(51)

Basic weighted average number of shares outstanding	51,765	53,030

Diluted weighted average number of shares outstanding	51,935	53,749

Shares outstanding as of March 31	51,905	52,470

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

	Preliminary		%
	3/31/2009	12/31/2008	Change
Cash and equivalents	$132,741	$120,735	10
Accounts receivable, net	356,711	388,098	(8)
Inventories, net	270,499	284,825	(5)
Total current assets	811,474	857,564	(5)

Total assets	2,236,916	2,340,125	(4)

Short-term borrowings and current maturities of long-term debt	37,143	36,968	—
Accounts payable and accrued liabilities	334,596	360,414	(7)
Total current liabilities	371,739	397,382	(6)
Long-term debt, less current maturities	464,020	506,700	(8)

Total liabilities	1,042,105	1,141,377	(9)

Total stockholders’ equity	$1,194,811	$1,198,748	—

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended
	March 31,
	Preliminary		%
	2009	2008	Change
Industrial Products Group
Revenues	$253,873	$246,111	3
Operating income	2,913	24,851	(88)
% of revenues	1.1%	10.1%
Orders	244,677	273,274	(10)
Backlog	245,333	251,995	(3)

Engineered Products Group
Revenues	208,607	249,559	(16)
Operating income	34,242	51,097	(33)
% of revenues	16.4%	20.5%
Orders	148,385	251,676	(41)
Backlog	259,580	359,170	(28)

Reconciliation of Segment Results to Consolidated Results
Industrial Products Group operating income	$2,913	$24,851
Engineered Products Group operating income	34,242	51,097

Consolidated operating income	37,155	75,948
% of revenues	8.0%	15.3%
Interest expense	7,657	5,600
Other income, net	(188)	(241)

Income before income taxes	$29,686	$70,589

% of revenues	6.4%	14.2%

The Company has determined its reportable segments in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” and evaluates the performance of its reportable segments based on operating income, which is defined as income before interest expense, other income, net, and income taxes. Reportable segment operating income and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.
Effective January 1, 2009, the Company reorganized its five former operating divisions into two major product groups: the Industrial Products Group and the Engineered Products Group. The Industrial Products Group includes the former Compressor and Blower Divisions, plus the multistage centrifugal blower operations formerly managed in the Engineered Products Division. The Engineered Products Group is comprised of the former Engineered Products (excluding the multistage centrifugal blower operations), Thomas Products and Fluid Transfer Divisions. These changes were designed to streamline operations, improve organizational efficiencies and create greater focus on customer needs.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended
	March 31,
		%
	$ Millions	Change
Industrial Products Group
2008 Revenues	246.1
Incremental effect of acquisitions	94.3	38
Effect of currency exchange rates	(16.8)	(7)
Organic growth	(69.7)	(28)

2009 Revenues	253.9	3

2008 Orders	273.3
Incremental effect of acquisitions	92.6	34
Effect of currency exchange rates	(15.5)	(6)
Organic growth	(105.7)	(38)

2009 Orders	244.7	(10)

Backlog as of 03/31/08	252.0
Incremental effect of acquisitions	97.8	39
Effect of currency exchange rates	(20.7)	(8)
Organic growth	(83.8)	(34)

Backlog as of 03/31/09	245.3	(3)

Engineered Products Group
2008 Revenues	249.6
Incremental effect of acquisitions	—	—
Effect of currency exchange rates	(15.1)	(6)
Organic growth	(25.9)	(10)

2009 Revenues	208.6	(16)

2008 Orders	251.7
Incremental effect of acquisitions	—	—
Effect of currency exchange rates	(10.9)	(4)
Organic growth	(92.4)	(37)

2009 Orders	148.4	(41)

Backlog as of 03/31/08	359.2
Incremental effect of acquisitions	—	—
Effect of currency exchange rates	(22.8)	(6)
Organic growth	(76.8)	(22)

Backlog as of 03/31/09	259.6	(28)

Consolidated Revenues
2008	495.7
Incremental effect of acquisitions	94.3	19
Effect of currency exchange rates	(31.9)	(7)
Organic growth	(95.6)	(19)

2009	462.5	(7)

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended
	March 31,
		%	% of
	$ Millions	Change	Revenues
Selling & Administrative Expenses
2008	86.6		17
Incremental effect of acquisitions	22.6	26	24
Effect of currency exchange rates	(7.2)	(8)
Other changes	(7.4)	(9)

2009	94.6	9	20

Consolidated Operating Income
2008	75.9		15
Incremental effect of acquisitions	(0.1)	—	—
Effect of currency exchange rates	(2.2)	(3)
Other changes	(36.4)	(48)

2009 - Preliminary	37.2	(51)	8

GARDNER DENVER, INC.
RECONCILIATION OF OPERATING INCOME AND DEPS TO
ADJUSTED OPERATING INCOME AND ADJUSTED DEPS
(in thousands, except per share amounts and percentages)
(Unaudited)
While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

	Preliminary
	Three Months Ended			Three Months Ended
	March 31, 2009			March 31, 2008
	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated
Operating income	$2,913	$34,242	$37,155	$24,851	$51,097	$75,948
% of revenues	1.1%	16.4%	8.0%	10.1%	20.5%	15.3%

Adjustments to operating income:
Profit improvement initiatives (2)	1,521	6,343	7,864	—	—	—
Non-recurring expenses (3)	56	197	253	—	—	—

Total adjustments to operating income	1,577	6,540	8,117	—	—	—

Adjusted Operating Income	$4,490	$40,782	$45,272	$24,851	$51,097	$75,948
% of revenues, as adjusted	1.8%	19.5%	9.8%	10.1%	20.5%	15.3%

	Three Months Ended
	March 31
	Preliminary		%
	2009	2008	Change
Diluted earnings per share	$0.47	$0.95	(51)

Adjustments to diluted earnings per share:
Profit improvement initiatives (2)	0.11	—
Non-recurring expenses (3)	—	—
Non-cash reductions to income tax reserves (4)	(0.07)	—

Total adjustments to diluted earnings per share	0.04	—

Adjusted Diluted Earnings Per Share	$0.51	$0.95	(46)

(2)	Costs, consisting primarily of employee termination benefits, to streamline operations, reduce overhead costs, and rationalize the Company’s manufacturing footprint.

(3)	Consists primarily of acquisition due diligence and certain integration costs.

(4)	Reversal of an income tax reserve and related interest associated with the completion of a foreign tax examination.